Exhibit 8.1

June 16, 2010	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711
Bank of America Auto Receivables Securitization, LLC Bank of America Corporate Center Bank of America Plaza 100 S. Tryon Street Charlotte, NC 28255	www.mayerbrown.com

Re:	Bank of America Auto Receivables Securitization, LLC

Registration Statement on Form S-3 (No. 333- 165957)

Ladies and Gentlemen:

We have acted as special tax counsel to Bank of America Auto Receivables Securitization, LLC (the “Depositor”) and Bank of America, National Association in connection with the offering of notes (the “Notes”) described in the preliminary prospectus supplement dated June 14, 2010 (the “Preliminary Prospectus Supplement”) and base prospectus dated June 14, 2010 (the “Base Prospectus”; and collectively with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”) which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Preliminary Prospectus, the Notes will be issued by Bank of America Auto Trust 2010-2 (the “Issuer”), a trust formed by the Depositor pursuant to a trust agreement (the “Trust Agreement”) between the Depositor and Wilmington Trust Company, as owner trustee. The Notes will be issued pursuant to an Indenture (the “Indenture”) between the Issuer and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”). Capitalized terms used herein without definition herein have the meanings set forth in Appendix A to the Sale Agreement between the Depositor and the Issuer.

In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Preliminary Prospectus, the Trust Agreement and the forms of the Indenture and other documents prepared in connection with the issuance of the Notes (collectively, the “Operative Documents”).

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

MAYER BROWN LLP

Bank of America Auto Receivables

Securitization, LLC

June 16, 2010

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current administrative positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings, Revenue Procedures and otherwise, and existing judicial decisions. No tax rulings have been, or will be, sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Based on the foregoing and assuming that the Operative Documents with respect to the Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the transaction documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements, to the extent that they constitute matters of law or legal conclusions with respect thereto relating to United States federal tax matters, set forth in the Preliminary Prospectus Supplement under the headings “Summary of Terms—Tax Status” and “Material Federal Income Tax Consequences” and in the Base Prospectus under Summary of Terms—Tax Status” and “Material Federal Income Tax Consequences”, which statements have been prepared by us, are correct in all material respects, and we hereby confirm and adopt the opinions set forth therein.

We know that we are referred to under the captions referred to above included in the Preliminary Prospectus, and we hereby consent to the use of our name therein and to use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the above-captioned registration statement or the Preliminary Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

Mayer Brown LLP